Exhibit 99.1
Press Release Dated June 1, 2006

FOR IMMEDIATE RELEASE — June 1, 2006

Contacts:	Mary Cohron	G. Anthony Busseni
	270-393-0700	502-227-1614
	President, Citizens First Corporation	President, Farmers Capital Bank Corporation

Citizens First Corporation to acquire Kentucky Banking Centers of Glasgow, Kentucky

Bowling Green, Kentucky — Citizens First Corporation of Bowling Green, Kentucky (OTCBB: CZFC), Farmers Capital Bank Corporation (NASDAQ: FFKT), and Kentucky Banking Centers of Glasgow, Kentucky jointly announced today that they have signed a definitive agreement for the purchase of Kentucky Banking Centers by Citizens First from Farmers Capital in a $20 million cash transaction.

Citizens First and Kentucky Banking Centers will have combined assets of about $355 million and 8 banking offices in Warren, Simpson, Barren and Hart counties when the transaction is completed.

Mary Cohron, President of Citizens First, said “We are excited about joining Kentucky Banking Centers in Glasgow, Munfordville and Horse Cave. Citizens First and Kentucky Banking Centers have always believed that successful banks are located in successful communities.  The strength of this combination will allow us to increase our investment in the people and businesses in the communities we serve, enhancing their success.”

David Shadburne, President of Kentucky Banking Centers added “This is an excellent combination for our clients and our employees. We are excited with the opportunities that will be available to our customers through a broader range of new and enhanced services.”

Commenting on the proposed acquisition, Tony Busseni, President of Farmers Capital, stated, “The affiliation of Kentucky Banking Centers with a bank holding company based in Bowling Green, Kentucky provides additional opportunities for their employees and expanded services for their customers. This transaction also enables Farmers Capital to restructure its balance sheet and provides additional capital for use in markets where it currently has a significant presence, but wishes to expand its current market share, as well as expedite entry into new markets.”

Pending the required approvals from the appropriate regulatory authorities and subject to the satisfaction of the conditions set forth in the definitive agreement, the transaction is expected to close during the second half of 2006.

Kentucky Banking Centers is a wholly-owned subsidiary of Farmers Capital which, as of March 31, 2006, had total deposits of $110 million. Citizens First is a bank holding company headquartered in Bowling Green, Kentucky. Citizens First operates 5 banking locations in Warren and Simpson counties in Kentucky, and had total deposits of $165 million as of March 31, 2006. Its stock is publicly traded on the Over-the-Counter Bulletin Board under the symbol “CZFC”. Farmers Capital is a financial holding company headquartered in Frankfort, Kentucky. The company operates 34 banking locations in 23 communities throughout Kentucky, a mortgage company, a leasing company, a data processing company and an insurance company and had total deposits of $1,337,000,000 as of March 31, 2006. Its stock is publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) Capital Market Tier under the symbol FFKT.

Sandler O’Neill + Partners L.P. served as financial advisor to Citizens First.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the subject entities with the Securities and Exchange Commission could also impact current expectations.